UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 27, 2023

NorthWestern Energy Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware			000-56598	93-2020320
(State or other jurisdiction of incorporation or organization)			(Commission File Number)	(I.R.S. Employer Identification No.)
3010 W. 69th Street	Sioux Falls	South Dakota		57108
(Address of principal executive offices)				(Zip Code)
Registrant’s telephone number, including area code: 605-978-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Registrant	Title of each class	Trading Symbol(s)	Name of each exchange on which registered
NorthWestern Energy Group, Inc.	Common stock	NWE	Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Explanatory Note
As previously announced, on October 2, 2023, NorthWestern Corporation d/b/a NorthWestern Energy (“NW Corp”) created a new public holding company, NorthWestern Energy Group, Inc., a Delaware corporation (Nasdaq: NWE) (“NWE Group”), by initiating a holding company reorganization (the “Reorganization”), pursuant to an internal merger transaction through which NWE Group became the successor issuer to NW Corp under the Securities Exchange Act of 1934, as amended.
As summarized below, on December 27, 2023, NWE Group, NW Corp, and NW Corp's wholly owned subsidiary, NorthWestern Energy Public Service Corporation (“NWE Public Service”), entered into an Asset and Stock Transfer Agreement (the “Agreement”) in connection with the second and final phase of the Reorganization. Pursuant to the Agreement, effective January 1, 2024, NW Corp completed the final phase of its Reorganization by contributing the assets and liabilities of its South Dakota and Nebraska regulated utilities to NWE Public Service and distributing its equity interests in NWE Public Service and certain other unregulated subsidiaries to NWE Group.
As a result of the transactions documented in the Agreement, (1) NW Corp owns and operates the Montana regulated utility; (2) NWE Public Service owns and operates the Nebraska and South Dakota regulated utilities; and (3) NW Corp and NWE Public Service are each direct, wholly owned subsidiaries of NWE Group.
Also as summarized below, on January 1, 2024, as part of the second and final phase of the Reorganization, NWE Public Service entered into the Twentieth Supplemental Indenture, dated as of January 1, 2024 (the "Supplemental Indenture"), between NWE Public Service and The Bank of New York Mellon, as trustee, under the General Mortgage Indenture and Deed of Trust dated, as of August 1, 1993, as amended and supplemented, between the Company and the trustee (collectively, with the Supplemental Indenture, the “SD Mortgage”), pursuant to which NWE Public Service directly assumed all of the rights, powers, and obligations of NW Corp under the SD Mortgage.
Item 1.01.    Entry Into a Material Definitive Agreement.
Asset and Stock Transfer Agreement
On December 27, 2023, NWE Group, NW Corp, and NWE Public Service entered into the Agreement, pursuant to which the parties agreed that NW Corp would contribute the assets and liabilities of its South Dakota and Nebraska regulated utilities to NWE Public Service and then distribute (a) its equity interest in NWE Public Service and certain other subsidiaries to NWE Group, and (b) its unregulated assets to NWE Group.
The Agreement specifies the assets and liabilities that will be contributed to and assumed by, respectively, NWE Public Service and NWE Group. The Agreement also provides for continued cooperation among the parties following the closing of the Agreement to further assure the intent of the transactions set forth in the Agreement.
The description set forth above concerning the Agreement is qualified in its entirety by reference to the Agreement which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

20th Supplemental Indenture
On January 1, 2024, NWE Public Service entered into the Supplemental Indenture, pursuant to which NWE Public Service assumed the covenants and conditions of NW Corp under the SD Mortgage and any bonds outstanding or to be issued under the SD Mortgage. Under the Supplemental Indenture, NWE Public Service also succeeded to the powers and rights of NW Corp under the SD Mortgage and any bonds outstanding or to be issued under the SD Mortgage, in accordance with the terms of such bonds.
As of January 1, 2024, there were approximately $480 million of bonds outstanding under the SD Mortgage. NWE Public Service did not issue or sell any first mortgage bonds in connection with the Supplemental Indenture.
The description set forth above concerning the Supplemental Indenture is qualified in its entirety by reference to the Supplemental Indenture which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description of Document
4.1*	20th Supplemental Indenture, dated January 1, 2024
10.1*	Asset and Stock Transfer Agreement, dated December 27, 2023
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

* filed herewith

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthWestern Energy Group, Inc.

By:	/s/ Timothy P. Olson
Timothy P. Olson
Corporate Secretary
Date: January 2, 2024